SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           AUTO-Q INTERNATIONAL, INC.
               (Exact Name of Company as specified in its charter)


       Delaware                     001-31263                         98-034160
 ----------------------        -------------------                  ------------
(State of Incorporation)      (Commission File No.)                (IRS Employer
                                                                     ID Number)
                          53-57 Woodcock Trading Estate
                       Warminster BA12 9DX, United Kingdom
                     --------------------------------------
                    (Address of principal executive offices)


                 Fiscal 2004 Equity CONSULTANT Compensation Plan
                           ---------------------------
                          (Full title of the Agreement)

                                     TOM LAM
                                    CHAIRMAN
                           AUTO-Q INTERNATIONAL, INC.
                          55-57 WOODCOCK TRADING ESTATE
                       WARMINSTER BA12 9DX UNITED KINGDOM

                                    Copy to:
                               J. Bennett Grocock
                             The Business Law Group
                          455 S Orange Ave., Suite 500
                             Orlando, Florida 32801
                      -------------------------------------
                     (Name and address of agent for service)

                Company's telephone number: (011) 44 870 873 1250

                                            CALCULATION OF REGISTRATION FEE

---------------------------------- ------------------- ------------------------ ---------------------- ---------------
                                                                                     Proposed
                                                               Proposed              Maximum             Amount of
    Title of Securities to be         Amount to be         Maximum Offering          Aggregate          Registration
           Registered                  Registered          Price Per Share(2)     Offering Price(2)         Fee
---------------------------------- ------------------- ------------------------ ---------------------- ---------------
Common Stock
par value $.001 per share             5,000,000(1)              $0.02                $100,000              $100
---------------------------------- ------------------- ------------------------ ---------------------- ---------------

     (1) Represents 5,000,000 underlying shares of the Registrant's common stock, issuable under the Registrant Fiscal 2004 Equity Consultant
         Compensation Plan.

     (2) The proposed maximum offering price per share is estimated solely for purpose of calculating the registration fee in accordance with Rule
         457(F)(2).

                                       1


                                     PART I


INFORMATION REQUIRED IN THE PROSPECTUS

Item  1.  Plan  Information

     Auto-Q International, Inc. (the "Company") is offering shares of its common stock to various individuals for consulting services performed on its behalf. This issuance of shares is being made pursuant to the Company's Fiscal 2004 Equity Consultant Compensation Plan (the "Plan") adopted by the Board of Directors on January 8, 2004. The shares issued hereunder will not be subject to any resale restrictions. The Plan is not qualified under ERISA and has no administrator, as the shares will be issued directly to participants selected and approved by the Board of Directors. The number of shares or options for shares to be delivered to particular consultant will equate to the value of the consulting services provided or to be provided by each individual.

Additional information about the Plan may be obtained from Auto-Q International, Inc. 55-57 Woodcock Trading Estate, Warminster BA12 9DX United Kingdom (011) 44 870 873 1250.

Item  2.  Registrant Information and Employee Plan Annual Information

     The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.


                                     PART II


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

          The following documents, which have been filed by the Company with the Securities and Exchange Commission, are hereby incorporated by reference into this Prospectus:

          a. The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2003; and

          b. The Company's Current Reports on Forms 8-K subsequent to September 30, 2003, and up to and including the date of filing of this Registration Statement.

          All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

          Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4. DESCRIPTION OF SECURITIES.

     Auto-Q is currently authorized to issue 200,000,000 shares of common stock, of which approximately 49,984,379 shares are issued and outstanding as of February 13, 2004, and 1,000,000 shares of preferred stock, none of which are issued and outstanding.

COMMON STOCK

     Holders of our common stock are entitled to one vote for each share of record on all matters which stockholders are entitled to vote, including the election of directors. At our annual meeting, the stockholders elect the directors by a plurality vote. Holders of our common stock are entitled to receive, if authorized by the board of directors, dividends and other distributions in cash, stock or property from our assets or funds legally available for these purposes, subject to any dividend rights of holders of our preferred stock. There are no preemptive, conversion, redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share on a pro rata basis in the assets available for distribution, subject to the rights of the holders of our preferred stock, if any. Registered stockholders may transfer their shares by surrendering to our transfer agent their share certificates properly endorsed or accompanied by proper evidence of that the shares have been transferred to them or that they authority to transfer the shares.

PREFERRED STOCK

     The Certificate of Incorporation of Auto-Q authorizes the issuance of 1,000,000 shares of preferred stock. No shares of preferred stock are outstanding, and we have no plans to issue a new series of preferred stock. Our Board of Directors may, without stockholder approval, issue shares of preferred stock from time to time in one or more series and, subject to the limitations contained in the Certificate of Incorporation and any limitations prescribed by law, establish and designate any such series and fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences. The issuance of preferred stock, could, under certain circumstances, have the effect of delaying or preventing a change in control of the company, but also may negatively affect the rights of holders of our common stock by placing restrictions upon payments of dividends to holders of our common stock or by diluting the voting power of such holders.

TRANSFER AGENT

     Auto-Q's transfer agent is Interwest Transfer Company, Inc., 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117.

ITEM 5. Interests of Named Experts and Counsel.

          None.

ITEM 6. Indemnification of Directors and Officers.

     Registrant Certificate of Incorporation and Bylaws provide that none of our directors shall have any personal liability to Auto-Q or its stockholders for breach of fiduciary duty as a director, except:

          - for any breach of the director's duty of loyalty to Auto-Q or its stockholders;

          - for acts or failures to act not in good faith or which involve intentional misconduct or a knowing violation of law;

          -    under Section 174 of the Delaware General Corporation Law; or

          - for any transaction from which the director obtained an improper personal benefit.

     As a result of this provision, Auto-Q and our stockholders may be unable to obtain money damages from a director for certain breaches of his fiduciary duty. This provision does not, however, eliminate the directors' fiduciary responsibilities and, in appropriate circumstances, non-monetary remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     Our bylaws also provide for the protection from liability of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. Protection from liability may include, if we so decide, the right of the protected party to be paid expenses in advance of any proceeding for which protection from liability is available, provided that the payment of these expenses incurred by a director or officer in advance of the final outcome of a proceeding may be made only upon delivery to us of a pledge in writing by or on behalf of the director or officer to repay all amounts paid in advance if it is ultimately determined that the director or officer is not entitled to be protected from liability. In addition, our certificate of incorporation provides that our employees and other agents may be protected from liability consistent with the Delaware General Corporation law to the extent determined by our board of directors in its sole discretion.

     To the extent protection from liability for liabilities arising under the securities act may be permitted to our directors, officers and controlling persons of our company under the provisions described above, or otherwise, we have been advised that in the opinion of the SEC, this type of protection from liability is against public policy as expressed in the securities act and is, therefore, unenforceable.

ITEM 7. Exemption From Registration Claimed.

          Not applicable.

ITEM 8. Exhibits.

Exhibit             Description
Number              -----------
------

4.1                 Fiscal 2004 Equity Consultant Compensation Plan

5                   Opinion of Counsel, The Business Law Group.

23.1                Consent of Mahoney Cohen & Company, CPA, P.C., Independent
                    Auditors.

23.2                Consent of The Business Law Group (Included in Exhibit 5).


ITEM 9.  Undertakings

     1. The Registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leeds, United Kingdom, on the 17 day of February, 2004.

                                            AUTO-Q INTERNATIONAL, INC.

                                            By:  /s/  Tom Lam
                                               -----------------------------
                                                      Tom Lam, Chairman

     Each person whose signature appears below hereby constitutes and appoints Tom Lam his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying all that said attorney-in-fact and agent or his substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                         TITLE                                 DATE

/s/  Tom Lam                      Director and Chairman                02-17-04
------------------------          (Principal Executive Officer)       ---------
     Tom Lam



/s/  David Hope                   Director                             02-17-04
------------------------          (Principal Financial Officer)       ---------
     David Hope


/s/  Paul Spetch                  Director                             02-17-04
------------------------                                              ---------
     Paul Spetch

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           AUTO-Q INTERNATIONAL, INC.
                ------------------------------------------------
               (Exact name of Issuer as specified in its charter)


EXHIBIT INDEX


Exhibit             Description
Number              -----------
------

4.1                 Fiscal 2004 Equity Consultant Compensation Plan

5                   Opinion of Counsel, The Business Law Group.

23.1                Consent of Mahoney Cohen & Company, CPA, P.C., Independent
                    Auditors.

23.2                Consent of The Business Law Group (Included in Exhibit 5).